As filed with the Securities and Exchange Commission on March 15, 2013

Registration No. 333-178019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KIPS BAY MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	20-8947689 (I.R.S. Employer Identification No.)

3405 Annapolis Lane North, Suite 200
Minneapolis, Minnesota 55447
(763) 235-3540
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Manny Villafaña
Chairman and Chief Executive Officer
Kips Bay Medical, Inc.
3405 Annapolis Lane North, Suite 200

Minneapolis, Minnesota 55447
(763) 235-3540
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert K. Ranum, Esq. Thomas Steichen, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, Minnesota 55402 (612) 492-7000	Rebekah J. Toton, Esq. O’Melveny & Myers LLP 1625 Eye St., N.W. Washington, D.C. 20006 (202) 383-5107

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Deregistration of Shares

On November 16, 2011, Kips Bay Medical, Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-1 (File No. 333-178019) (the “Registration Statement”), registering 3,164,357 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) for resale by Aspire Capital Fund, LLC (“Aspire Capital”).  On October 24, 2011, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with Aspire Capital, which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital committed to purchase up to an aggregate of $20.0 million of the Company’s shares of Common Stock over the approximately 36-month term of the Purchase Agreement. On January 26, 2012, the Registration Statement was declared effective by the SEC.

On December 31, 2012, the Company terminated the Purchase Agreement.

In connection with the termination of the Purchase Agreement, this Post-Effective Amendment No. 2 to Form S-1 is being filed to deregister all shares of Common Stock registered under the Registration Statement that remain unissued.  As of the date of this amendment, a total of 478,788 shares have been issued to Aspire Capital pursuant to the Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment No. 2 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on this 15th day of March, 2013.

Kips Bay Medical, Inc.
By:	/s/ Scott Kellen
Scott Kellen
Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board, Chief Executive Officer, and Director	March 15, 2013
Manny Villafaña	(principal executive officer)

/s/ Scott Kellen	Chief Operating Officer and Chief Financial Officer	March 15, 2013
Scott Kellen	(principal financial officer and principal accounting officer)

*	Director	March 15, 2013
Arch C. Smith

*	Director	March 15, 2013
Robert E. Munzenrider

*	Director	March 15, 2013
Robert J. Sheehy

* By:	/s/ Scott Kellen
Scott Kellen, as attorney-in-fact